Exhibit 99.2

INmune Bio, Inc. Announces Interim Phase Ib Data Demonstrating That XPro1595 Decreases Neuroinflammation in Patients with Alzheimer’s Disease

XPro1595 reduces neuroinflammation by 40.6% in a brain fiber pathway important for learning and memory

LA JOLLA, Calif., July 13, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness a patient’s innate immune system to fight disease, today reported clinical data demonstrating that its lead drug candidate, XPro1595, decreases neuroinflammation in patients with Alzheimer’s disease. Interim results from a Phase Ib clinical trial show that treatment with XPro1595 decreases white matter free water, a biomarker of neuroinflammation measured by MRI. XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that selectively neutralizes soluble TNF, an inflammatory cytokine implicated in Alzheimer’s pathology, without affecting transmembrane TNF or the TNF receptors.

Specifically, INmune compared biomarker data obtained from six patients treated with XPro1595 for 12 weeks with data from 25 Alzheimer’s patients from the Alzheimer’s Disease Neuroimaging Initiative (ADNI) that are part of a natural history database in patients with Alzheimer’s. Over a 12-week period, whole brain inflammation increased by 5.1% in the ADNI patients compared to an increase of 1.7% and a decrease of 2.3% in patients treated weekly with 0.3mg/kg or 1.0mg/kg of XPro1595, respectively. A more detailed analysis revealed a 40.6% reduction in neuroinflammation in the Arcuate Fasciculus in patients treated with XPro1595. The Arcuate Fasciculus is a major white matter anterior/posterior tract (white matter bundle) containing long and short fibers that connects the frontal, parietal and temporal lobes and is important for language and short-term memory. By contrast, the ADNI cohort had a 4.6% increase in Arcuate Fasciculus neuroinflammation.

“We are extremely encouraged by these findings at such an early stage in our clinical trial,” said CJ Barnum, Ph.D., Director of Neuroscience at INmune. “Not only do we see a clear reduction in neuroinflammation, but we also know where in the brain this is occurring, which may inform us on the domains of cognition that might be affected.”

According to Sharon Cohen, M.D., FRCPC, a neurologist and Medical Director of Toronto Memory Program who is not involved with the clinical trial: “The preliminary results from INmune Bio’s Phase Ib study add to the growing enthusiasm for tackling neuroinflammation in the treatment of Alzheimer’s disease. Furthermore, MRI assessment of free water content in the brain holds promise as an exciting surrogate marker for tracking the impact of such treatment.”

INmune will host a key opinion leader (KOL) event at 8 a.m. EDT tomorrow. A brief presentation of the data by the company will be followed by a panel discussion and Q&A with:

●	Dr. Rosalyn Lai, a psychiatrist and Principal Investigator at KaRa MINDS in Sydney, Australia, that is enrolling patients in the Phase Ib Alzheimer’s study.

●	Max Descoteaux, Ph.D., Professor, Computer Science Department, Sherbrooke University, CSO of Imeka and an expert in imaging brain connectivity, from state-of-the-art diffusion MRI acquisition, reconstruction, tractography, processing and visualization.

●	Judith Jaeger Ph.D., President and Principal Scientist of CognitionMetrics, LLC, an internationally recognized cognitive neuropsychologist.

●	Malu Tansey, Ph.D., a professor of Neuroscience and Neurology at the Medical College of the University of Florida, and an internationally recognized expert in neuroinflammation and Alzheimer’s disease.

KOL Event Information

To participate in this event you must register in advance.   After registering, you will receive a confirmation email containing information about joining the webinar.

To register and access the live webinar click here

Date: July 14, 2020
Time: 8:00 AM Eastern Time

About XPro1595

XPro1595 is a next-generation inhibitor of tumor necrosis factor (TNF) that acts differently than currently existing TNF inhibitors in that it neutralizes soluble TNF (sTNF) without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro1595 could have beneficial effects in patients with Alzheimer’s disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About XPro1595 Clinical Trial

XPro1595 is currently being evaluated in Phase Ib clinical trial in Alzheimer’s disease patients who have biomarkers of inflammation to determine if neutralizing soluble TNF can decrease those biomarkers of neuroinflammation. There cannot be any assurance about the results of this trial.

Adults (>18 years old) diagnosed with probable Alzheimer’s disease defined by the National Institute of Neurological and Communicative Disorders and Stroke-Alzheimer’s Disease and Related Disorders Association criteria, confirmed with inflammatory biomarkers, are being enrolled in this multicenter, Phase Ib open-label study. The study will follow patients during a 12-week period to determine the safety and the ability of XPro1595 to reduce neuroinflammation using a combination of biomarkers of inflammation. The study will examine inflammatory and disease-related biomarkers before treatment, at the halfway point, and at the end. Cognitive and neuropsychiatric symptoms will be also be measured during the trial. The study will identify the dose of XPro1595 to be used in a larger Phase II disease modification study.

Clinical sites are located in Australia and include KaRa MINDS in New South Wales, Central Adelaide Local Health Network in South Australia, Austin Health and Alfred Health in Victoria, and The Australian Alzheimer’s Research Foundation in Western Australia.

For additional clinical trial details, please refer to https://clinicaltrials.gov/ct2/show/NCT03943264?term=Xpro1595&rank=1

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, Quellor™ and INKmune are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of these trials. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara (646) 755-7412
James@haydenir.com